CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Growth Fund (one of the funds comprising the John Hancock Investment Trust III) in the John Hancock Growth Funds Prospectus and "Independent Auditors" in the John Hancock Growth Fund Statement of Additional Information in Post-Effective Amendment No. 37 to Registration Statement (Form N-1A, No. 33-4559) dated March 1, 1999.

We also consent to the incorporation by reference therein of our report dated December 10, 1998, with respect to the financial statements and financial highlights of the John Hancock Growth Fund in the Form N-1A.




                                                          /s/ERNST & YOUNG LLP
                                                          --------------------
                                                          ERNST & YOUNG LLP
Boston, Massachusetts
February 19, 1999